Exhibit 99.1

Press Release

Contact:	United Community Bancorp
Elmer G. McLaughlin, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports First Quarter Results

Lawrenceburg, Indiana – November 1, 2016 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $782,000 or $0.19 per diluted share, for the quarter ended September 30, 2016. Net income increased by $83,000, or 11.9%, as compared to the quarter ended September 30, 2015. Earnings per share for the quarter ended September 30, 2016 increased by 18.8%, when compared to the quarter ended September 30, 2015 due to an increase in earnings and a decrease in the weighted average shares outstanding as a result of the Company’s previously announced stock repurchases, which concluded in November 2015.

United Community Bancorp

Summarized Statements of Income

(Dollars in thousands, except per share data)

	For the quarter ended
	9/30/2016	9/30/2015
	(Unaudited)	(Unaudited)
Interest income	$3,943	$3,958
Interest expense	625	601
Net interest income	3,318	3,357

Provision for loan losses	17	44
Net interest income after provision for loan losses	3,301	3,313

Total noninterest income	1,308	1,067
Total noninterest expense	3,662	3,625
Income before income taxes	947	755

Income tax provision	165	56
Net income	$782	$699

Basic and diluted earnings per share	$0.19	$0.16

Weighted average shares outstanding:

Basic	4,024,249	4,368,527
Diluted	4,058,011	4,406,759

Summarized Consolidated Statements of Financial Condition
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	9/30/2016	6/30/2016	3/31/2016	12/31/2015	09/30/2015

ASSETS
Cash and Cash Equivalents	$28,173	$28,980	$23,246	$23,456	$21,997
Investment Securities	188,967	193,215	188,919	186,663	196,399
Loans Receivable, net	273,176	267,138	269,480	263,327	263,540
Other Assets	37,747	36,756	36,361	36,734	37,958
Total Assets	$528,063	$526,089	$519,894	$510,180	$519,894

LIABILITIES
Municipal Deposits	$101,763	$100,203	$95,089	$95,192	$102,348
Other Deposits	340,211	338,682	336,895	331,894	328,848
FHLB Advances	12,000	12,000	13,934	13,000	13,000
Other Liabilities	3,414	4,750	3,310	2,790	4,325
Total Liabilities	457,388	455,635	449,228	442,876	448,521
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	70,675	70,454	68,788	67,304	71,373
Total Liabilities & Stockholders' Equity	$528,063	$526,089	$518,016	$510,180	$519,894

Outstanding Shares	4,198,143	4,198,143	4,201,326	4,201,326	4,530,482
Tangible Book Value per share	$16.16	$16.11	$15.69	$15.33	$15.11

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	09/30/2015
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,943	$3,966	$3,891	$3,883	$3,958
Interest Expense	625	544	530	526	601
Net Interest Income	3,318	3,422	3,361	3,357	3,357
Provision for Loan Losses	17	46	52	45	44
Net Interest Income after Provision for Loan Losses	3,301	3,376	3,309	3,312	3,313
Total Noninterest Income	1,308	1,098	1,121	1,353	1,067
Total Noninterest Expense	3,662	3,597	3,230	3,528	3,625
Income before Tax Provision	947	877	1,200	1,137	755
Income Tax Provision	165	67	259	159	56
Net Income	$782	$810	$941	$978	$699

Basic and Diluted Earnings per Share	$0.19	$0.20	$0.23	$0.24	$0.16

Weighted Average Shares Outstanding:

Basic	4,024,249	4,025,088	4,027,432	4,120,938	4,368,527
Diluted	4,058,011	4,063,727	4,057,600	4,156,239	4,406,759

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015
Performance Ratios:
Return on average assets (1)	0.59%	0.62%	0.73%	0.76%	0.54%
Return on average equity (1)	4.43%	4.66%	5.51%	6.07%	3.91%
Interest rate spread (2)	2.66%	2.79%	2.79%	2.74%	2.78%
Net interest margin (3)	2.70%	2.83%	2.82%	2.81%	2.81%
Noninterest expense to average assets (1)	2.77%	2.76%	2.48%	2.74%	2.79%
Efficiency ratio (4)	79.16%	79.58%	70.82%	74.90%	82.00%
Average interest-earning assets to average interest-bearing liabilities	108.14%	108.15%	107.88%	107.83%	107.49%
Average equity to average assets	13.33%	13.34%	13.32%	12.52%	13.76%

Bank Capital Ratios:
Tangible capital	11.42%	11.60%	11.69%	11.40%	11.68%
Core capital	11.42%	11.60%	11.69%	11.40%	11.68%
Total risk-based capital	22.36%	22.70%	22.91%	22.68%	23.36%

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	1.09%	1.05%	1.31%	1.94%	2.23%
Nonperforming assets as a percent of total assets	0.59%	0.56%	0.75%	1.08%	1.21%
Allowance for loan losses as a percent of total loans	1.60%	1.78%	1.82%	1.77%	1.91%
Allowance for loan losses as a percent of nonperforming loans	146.73%	169.21%	138.71%	91.25%	85.56%
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.61%	0.27%	(0.26)%	0.61%	0.03%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended September 30, 2016:

Net income totaled $782,000 for the quarter ended September 30, 2016, which represented an increase of $83,000, or 11.9% when compared to the quarter ended September 30, 2015. The improvement in net income was primarily the result of an increase in non-interest income, which included increases in gain on the sale of loans, gain on the sale of investments, and service charge income.

Net interest income totaled $3.3 million for the quarter ended September 30, 2016. This represented a decrease of $39,000, or 1.2% when compared to the quarter ended September 30, 2015. The decrease was caused by a decrease in interest income of $15,000 as well as an increase in interest expense of $24,000. Interest income decreased as a result of a $62,000 decrease in interest income on investments. The decrease in interest income on investments was partially offset by a $47,000 increase in interest income on loans. Interest income on investments decreased due to a decrease in the average balance of approximately $12.8 million as well as a decrease in the average yield on investments from 2.10% to 2.06%. Interest income on loans increased due to an increase in the average balance of approximately $11.7 million. This increase was partially offset by a decrease in the average rate earned on loans from 4.47% to 4.34%. The increase in loan balances was the result of an increase in mortgage loan balances and the controlled growth strategy in commercial lending. The $24,000 increase in interest expense was primarily due to an increase in new deposit accounts resulting from a successful seasonal checking account promotion. In addition, the average balance of deposits increased $11.9 million.

Nonperforming assets as a percentage of total assets decreased from 1.21% at September 30, 2015 to 0.59% at September 30, 2016. Nonperforming assets as a percentage of total assets increased slightly from 0.56% at June 30, 2016 to 0.59% at September 30, 2016. Nonperforming loans as a percentage of total loans decreased from 2.23% at September 30, 2015 to 1.09% at September 30, 2016. Nonperforming loans as a percentage of total loans increased slightly from 1.05% at June 30, 2016 to 1.09% at September 30, 2016. This increase was due to the addition of a nonresidential loan with a net value of $700,000 to nonperforming loans. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $17,000 for the quarter ended September 30, 2016 compared to $44,000 for the quarter ended September 30, 2015.

Noninterest income totaled $1.3 million for the quarter ended September 30, 2016, which represented an increase of $241,000, or 22.6% when compared to the quarter ended September 30, 2015. The increase was primarily due to an increase of $130,000 in gain on the sale of mortgage loans, a $73,000 increase in gain on the sale of investments, and a $46,000 increase in service charge income on deposit accounts. Service charge income increase primarily due to increased activity in deposit accounts and debit card usage. These increases were partially offset by a $66,000 decrease in income from bank owned life insurance. Death benefits totaling $68,000 were received in the prior year quarter with no such amounts received in the current year quarter.

Noninterest expense totaled $3.7 million for the quarter ended September 30, 2016, which represented an increase of $37,000, or 1.0% when compared to the quarter ended September 30, 2015. The increase was primarily due to an increase in data processing expense of $159,000. $111,000 of the increase in data processing expense was primarily due to an increase in users taking advantage of new mobile banking products, increases in debit card usage, and increases in data center service charges. $30,000 of the increase related to the expiration of a monthly implementation credit. The $159,000 increase in data processing expense was partially offset by a $117,000 decrease in other operating expenses, including an $89,000 decrease in loan closing costs incurred and a $26,000 decrease in expenses related to other real estate owned. The decrease in loan closing costs incurred was primarily due to a change in the Company’s accounting method for certain loan closing costs associated with a closing cost promotion. Prior to July 1, 2016, the Company charged certain loan closing costs immediately to expense. Pursuant to ASC 310-20, the Company is deferring a portion of these closing costs associated with new loans and amortizing those costs over the life of the loan. The decrease in other real estate owned related expenses was due to property improvement expenses in the prior year period with no corresponding expenses in the current year period.

Statement of Financial Condition:

Total assets were $528.1 million at September 30, 2016, compared to $526.1 million at June 30, 2016. Total loans increased by $6.0 million. The increase in loans was partially offset by a $4.3 million decrease in investment securities. The investment balances decreased partially due to normal amortization and maturities during the period and the sale of investment securities. A portion of the proceeds from the sale of investments securities was used to fund new loans, which is expected to enhance the Bank’s net interest margin as well as increase interest income in the future.

Total liabilities increased $1.8 million from $455.6 million at June 30, 2016 to $457.4 million at September 30, 2016 primarily due to a $3.1 million increase in deposits during the quarter, partially offset by the settlement of investments which was included in other liabilities at June 30, 2016.

Stockholders’ equity totaled $70.7 million as of September 30, 2016, which represents an increase of $221,000 when compared to June 30, 2016. Net income of $782,000 for the quarter ended September 30, 2016 was partially offset by a reduction in the unrealized gain on securities available for sale of $490,000 and dividends paid totaling $252,000. The $782,000 net income for the quarter ended September 30, 2016 represented an increase of $83,000, or 11.9% when compared to the quarter ended September 30, 2015. There were 4,198,143 outstanding shares of common stock at both September 30, 2016 and June 30, 2016. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 27, 2016 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.